FIRST GOLDEN AMERICAN LIFE INSURANCE COMPANY OF NEW YORK
230 Park Avenue, Suite 966, New York, NY   10169


April [  ], 1998

Board of Directors
First Golden American Life Insurance
   Company of New York
230 Park Avenue, Suite 966
New York, NY  10169

Ms. Coleman and Gentlemen:

I consent to the reference to my name under the heading "Legal Matters" in the prospectus. In giving this consent I do not thereby admit that I come within the category of persons whose consent is required under
Section 7 of the Securities Act of 1933 or the Rules and Regulations of the Securities and Exchange Commission thereunder.

Sincerely,

/s/ Myles R. Tashman
Myles R. Tashman
Executive Vice President, General Counsel
     and Secretary
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